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                                                                   EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in millions)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31
                                                                                      --------------------------------
                                                                                        1999                   1998
                                                                                      --------              ----------
EARNINGS:

Income (loss) before income taxes                                                     $   (48)              $     115
Less:  Income from less than 50%
          owned investees                                                                  17                       1
Add:
     Rent expense representative of interest (1)                                           48                      47
     Interest expense net of capitalized interest                                          89                      53
     Interest of preferred security holder                                                  7                       6
     Amortization of debt discount and expense                                              3                       2
     Amortization of interest capitalized                                                   1                       1
                                                                                      -------               ---------
     ADJUSTED EARNINGS                                                                $    83               $     223
                                                                                      -------               ---------
                                                                                      -------               ---------
FIXED CHARGES:

Rent expense representative of interest (1)                                           $    48               $      47
Interest expense net of capitalized interest                                               89                      53
Interest of preferred security holder                                                       7                       6
Amortization of debt discount                                                               3                       2
Capitalized interest                                                                        5                       3
                                                                                      -------               ---------

     FIXED CHARGES                                                                    $   152               $     111
                                                                                      -------               ---------
                                                                                      -------               ---------

RATIO OF EARNINGS TO FIXED CHARGES                                                         -- (2)                2.01
                                                                                      -------               ---------
                                                                                      -------               ---------
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(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $69 million for the three months ended March 31, 1999.